Exhibit 5.2

GRAUBARD MILLER

THE CHRYSLER BUILDING

405 LEXINGTON AVENUE

NEW YORK, NEW YORK 10174

                        March 20, 2008

North Asia Investment Corporation

Jongro Tower 18F

6 Jongro 2-ga, Jongro-gu

Seoul, Republic of Korea

Dear Sirs:

Reference is made to the Registration Statement (“Registration Statement”) filed by North Asia Investment Corporation (“Company”), a Cayman Islands company, under the Securities Act of 1933, as amended (“Act”), covering (i) an initial public offering of 10,000,000 Units, with each Unit consisting of one ordinary share of the Company (10,000,000 shares), par value $.0001 per share (the “Ordinary Shares”), and one warrant (10,000,000 warrants) (“Warrants”), each to purchase one Ordinary Share (10,000,000 Shares) to Citigroup Global Markets Inc., the representative of the underwriters (the “Underwriters”), (ii) up to 1,500,000 Units (the “Over-Allotment Units”) representing 1,500,000 Ordinary Shares and 1,500,000 Warrants (to purchase 1,500,000 Ordinary Shares), which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) all Ordinary Shares and all Warrants issued as part of the Units and Over-Allotment Units and (iv) all Ordinary Shares issuable upon exercise of the Warrants included in the Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that the Warrants constitutes legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller